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                                                                    EXHIBIT 99.1

                     BIOMARIN PHARMACEUTICAL INC. TO ACQUIRE
                              GLYKO BIOMEDICAL LTD.

TORONTO, Feb. 7 /CNW/ - Glyko Biomedical Ltd. (TSE:GBL - news) announces that it has entered into a definitive agreement under which all of the issued and outstanding shares of Glyko Biomedical will be acquired by its 22% owned affiliate BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN).

Under the terms of the agreement, BioMarin will issue 0.3309 shares of BioMarin common stock in exchange for each Glyko Biomedical common share outstanding, for an aggregate of up to 11,367,617 shares of BioMarin common stock. Effectively, the shareholders of Glyko Biomedical will receive pro rata that number of newly issued shares of BioMarin common stock as is equal to the number of shares of BioMarin common stock currently held by Glyko Biomedical. Based on yesterday's closing price of BioMarin's common stock of US$12.52 as quoted on Nasdaq, the transaction is valued at approximately US$142 million (Cdn.$228 million).

The transaction, to be effected by means of a plan of arrangement under the Canada Business Corporations Act, is expected to be completed during the second quarter of 2002. Completion of the transaction is subject to customary closing conditions, including the approval of both companies' shareholders and other regulatory approvals, as well as approval of the Ontario court.

Shareholders representing approximately 27.3% of Glyko Biomedical's common shares have agreed with BioMarin, subject to certain conditions, to vote in favour of and otherwise support the proposed transaction. The board of directors of Glyko Biomedical has received a fairness opinion from its financial advisor, TD Securities Inc., in connection with the board's approval of the transaction.

Joerg Gruber, Chairman of Glyko Biomedical commented "This transaction will permit our shareholders to exchange their Glyko Biomedical shares for more liquid shares representing a direct ownership interest in BioMarin. We are delighted to present this opportunity to our shareholders, and we continue to support BioMarin's development and product strategies and remain confident about its future success."

SAFE HARBOUR

The risks associated with Glyko Biomedical's business are discussed in Glyko Biomedical's Annual Report on Form 10-K for the year ended December 31, 2000, and in subsequent quarterly reports on Form 10-Q. You are encouraged to read this information carefully.

This release contains both historical and forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Glyko Biomedical. The ability of Glyko Biomedical to


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achieve its planned business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially. In particular, while Glyko Biomedical has executed a definitive agreement, there is no assurance that it will complete the transaction. If the parties do not receive the necessary regulatory or shareholder approvals or fail to satisfy conditions for closing, the transaction will terminate. Forward-looking statements relating to expectations about future events or results are based upon information available to Glyko Biomedical as of today's date. Glyko Biomedical does not assume any obligation to update any of these statements, and these statements are not guarantees of Glyko Biomedical.

ABOUT GLYKO BIOMEDICAL

Glyko Biomedical's principal asset is its 22% ownership of BioMarin's outstanding capital stock. BioMarin develops enzyme therapies to treat serious, life-threatening diseases and conditions. BioMarin leverages its expertise in enzyme biology to develop product candidates for the treatment of genetic diseases, including MPS I, MPS VI, MPS IVA and PKU, as well as other critical care situations such as cardiovascular surgery and serious burns.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Glyko Biomedical files annual and quarterly financial statements, annual reports, annual information forms, management proxy circulars and other documents and information with the Canadian Securities Administrators in Canada and with the Securities and Exchange Commission in the United States. Glyko Biomedical's filings with the Canadian Securities Administrators are available to the public on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com. You may read and copy any reports, statements or other information filed with the SEC by Glyko Biomedical at the SEC Public Reference Rooms at 450 Fifth Street NW, Washington, DC 20549 or at any of the SEC's other public reference rooms.

FOR FURTHER INFORMATION

Joerg Gruber, Chairman, Glyko Biomedical Ltd., 44.20.7349.3100
John Kolada, Director and Secretary, Glyko Biomedical Ltd., (416) 863-2400

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